OPINION AND CONSENT OF DORSEY & WHITNEY LLP

Exhibits 5.1 and 23.2

June 24, 2015

Great Basin Scientific, Inc.
2441 South 3850 West
Salt Lake City, UT 84120

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Great Basin Scientific, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 5,000 shares of common stock (“Common Stock”), par value $0.001 per share, of the Company (the “2006 Plan Shares”) that may be issued pursuant to the Great Basin Scientific, Inc. Stock Option Plan (the “2006 Plan”), 561,250 shares of Common Stock (the “2014 Option Plan Shares”) that may be issued pursuant to the Great Basin Scientific, Inc. 2014 Stock Option Plan (the “2014 Option Plan”), and up to 2,940,000 shares of Common Stock (the “2014 Omnibus Plan Shares” and, together with the 2006 Plan Shares and the 2014 Option Plan Shares, the “Shares”) that may be issued pursuant to the Great Basin Scientific, Inc. 2014 Omnibus Incentive Plan, as amended (the “2014 Omnibus Plan” and, together with the 2006 Plan and the 2014 Option Plan, the “Plans”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP